EXHIBIT 99.1

    NEWS

COLUMBIA LABORATORIES REPORTS
THIRD QUARTER 2007 FINANCIAL RESULTS

Conference call with webcast slide presentation at 11:00 am EST today
LIVINGSTON, NJ— November 8, 2007—Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced results for the third quarter ended September 30, 2007.  Key quarterly results include:

•  Net revenues of $7.3 million compared to $4.9 in the third quarter of 2006, a 48% increase;

•  Gross profit of $5.6 million compared to $2.8 million in the third quarter of 2006, a 101% increase;

•  Loss from operations of $1.9 million compared to a loss from operations of $2.3 million in the third quarter of 2006;

•  Net loss of $3.9 million, or $0.08 per basic and diluted share, compared to a net loss of $2.6 million, or $0.05 per basic and diluted share, in the third quarter of 2006;

•  Licensed U.S. marketing rights for PROCHIEVE® 4% to Ascend Therapeutics for a five-year term beginning January 2008; and,

•  Began enrolling patients in a Phase II cross-over study of vaginally-administered lidocaine to prevent and treat dysmenorrhea.

Robert S. Mills, Columbia’s president and chief executive officer, stated, “This marked another quarter of steady progress for Columbia, highlighted by a 17% increase in revenues from progesterone products over the 2007 second quarter.  We continue to focus our marketing efforts on CRINONE 8% and PROCHIEVE 8%, our core infertility products, with the goal of increasing revenues by winning market share from injectable progesterone and compounded progesterone suppositories.

“We maintained an active R&D program aimed at rapidly developing products that use our bioadhesive technology to treat indications with unmet medical needs.  We began enrolling patients in our Phase II cross-over study of vaginal lidocaine to prevent and treat dysmenorrhea.  We also initiated pre-trial activities for a study of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy.  Data on this patient population from an earlier study were published in Ultrasound in Obstetrics & Gynecology, and we are pleased that key opinion leaders in the maternal fetal medicine arena share our enthusiasm about these data.  Dr. George Creasy will review the publication and results of our trial on today’s conference call.

    “We look forward to increased sales of PROCHIEVE 4% in 2008 and beyond under our agreement with Ascend Therapeutics.

Columbia Laboratories Reports Third Quarter 2007 Financial Results
November 8, 2007

Ascend's 100 sales representatives will detail this product to the 14,000 physicians likely to prescribe it for secondary amenorrhea, allowing us to focus our entire women’s health franchise on the specialized infertility and pregnancy support markets.”

Financial Overview
Net revenues for the third quarter of 2007 were $7.3 million, compared to $4.9 million for the third quarter of 2006, an increase of 48%.

Net revenues from progesterone products were $5.0 million in the third quarter of 2007 as compared with $3.3 million in the third quarter of 2006.  This increase was driven primarily by the addition of the U.S. CRINONE® sales generated by the Company under the marketing rights purchased from Merck Serono in December 2006.  Net revenues from other products were $2.3 million in the third quarter of 2007 as compared with $1.6 million in the third quarter of 2006, which increase primarily reflects increased orders of RepHresh® and STRIANT®.

Gross profit as a percentage of net sales was 76% in the third quarter of 2007, versus 56% in the third quarter of 2006.  The increase in gross profit from the 2006 to 2007 quarter was the result of a change in sales mix to the higher-margin CRINONE brand and the elimination of royalty expense formerly recognized under the license agreement with Merck Serono.

Total operating expenses were $7.5 million in the third quarter of 2007, a 48% increase compared to $5.0 million in the prior year period.

▪
Selling and distribution expenses were $2.8 million in the third quarter of 2007, a 76% increase from $1.6 million in the third quarter of 2006, primarily reflecting market research to aid the Company in marketing CRINONE 8% as well as distribution services provided by wholesalers and specialty pharmacies that were recognized during the quarter.

▪	General and administration costs increased 12% to $1.9 million in the third quarter of 2007 from $1.7 million a year ago.

▪
Research and development costs decreased 15% to $1.4 million in the third quarter of 2007 from $1.7 million in third quarter of 2006.  The decrease is primarily related to the completion in early 2007 of the Phase III trial of PROCHIEVE 8% to prevent recurrent preterm birth; a significant number of patients were treated in the 2006 quarter.  This was partially offset by costs of the ongoing Phase II lidocaine study.

▪	The Company amortized $1.3 million in the third quarter of 2007 for the U.S. rights to CRINONE acquired from Merck Serono in December 2006. There was no comparable charge in the third quarter of 2006.

As a result, the Company reported a net loss of $3.9 million, or $0.08 per basic and diluted share, for the third quarter of 2007 as compared to a net loss of $2.6 million, or $0.05 per basic and diluted share, for the third quarter of 2006.

Columbia Laboratories Reports Third Quarter 2007 Financial Results
November 8, 2007

As of September 30, 2007, Columbia had cash and cash equivalents of $19.2 million. The Company now expects ending cash levels for 2007 between $17 and $18 million.

Quarterly Conference Call
As previously announced, Columbia Laboratories will hold a conference call with a simultaneous webcast slide presentation to discuss financial results of the third quarter ended September 30, 2007, as follows:

Access information
Date:	Thursday, November 8, 2007
Time:	11:00 AM EST
Dial-in numbers:	(800) 347-6109 (U.S./Canada) or (913) 312-1398
Live webcast:	www.cbrxir.com, under "Events"
Slide presentation access:	www.cbrxir.com, under "Events"

The teleconference replay will be available two hours after completion through Thursday, November 15, 2007 at (888) 203-1112 (U.S. only) or (719) 457-0820. The replay passcode is 5134103.  The archived webcast and slide presentation will be available for one year on the Company’s investor website, www.cbrxir.com, under "Events."

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology.  Columbia markets CRINONE® 8% (progesterone gel) and PROCHIEVE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and PROCHIEVE 4% (progesterone gel) for the treatment of secondary amenorrhea.  The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men.  The Company’s research and development programs include a vaginal lidocaine product to prevent and treat dysmenorrhea and PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words "will," "plan," "expect" and similar expressions.  Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel), PROCHIEVE® 8% (progesterone gel), PROCHIEVE 4% (progesterone gel), and STRIANT® (testosterone buccal system) in the U.S.; the timely and successful development of new products, including vaginal lidocaine to prevent and treat dysmenorrhea, and new indications for current products, including PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of clinical studies, including the clinical studies of our vaginal lidocaine product candidate and the planned Phase III study of PROCHIEVE 8% in short cervix patients; success in obtaining acceptance and approval of new indications for

Columbia Laboratories Reports Third Quarter 2007 Financial Results
November 8, 2007

current products by the FDA and international regulatory agencies; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

PROCHIEVE®, CRINONE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

RepHresh® is a registered trademark of Lil’ Drug Store Products, Inc.

Contact:
James A. Meer, Senior Vice President, CFO & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860

Melody A. Carey, Co-President
Rx Communications Group, LLC
(917) 322-2571

Financial Tables Follow

Columbia Laboratories Reports Third Quarter 2007 Financial Results
November 8, 2007

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006

NET REVENUES	$ 21,279,713	$ 15,014,877	$ 7,308,079	$ 4,946,387
COST OF REVENUES	6,604,558	6,355,988	1,729,082	2,173,981
Gross profit	14,675,155	8,658,889	5,578,997	2,772,406

OPERATING EXPENSES:
Selling and distribution	6,908,326	4,859,602	2,847,194	1,620,112
General and administrative	5,813,335	5,064,597	1,913,562	1,715,801
Research and development	3,803,257	5,073,292	1,443,657	1,702,922
Amortization of license right	3,744,586	---	1,261,182	---
Total operating expenses	20,269,504	14,997,491	7,465,595	5,038,835
Loss from operations	(5,594,349)	(6,338,602)	(1,886,598)	(2,266,429)
OTHER INCOME (EXPENSE):
Interest income	739,895	612,691	234,306	256,792
Interest expense	(6,501,844)	(1,741,433)	(2,210,258)	(524,963)
Other, net	(86,522)	(313,970)	(67,749)	(22,797)
	(5,848,471)	(1,442,712)	(2,043,701)	(290,968)
Net loss	$ (11,442,820)	$ (7,781,314)	$ (3,930,299)	$ (2,557,397)
NET LOSS PER COMMON SHARE:	$ (0.23)	$ (0.17)	$ (0.08)	$ (0.05)
(Basic and diluted)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSHANDING:	50,955,758	47,547,819	51,432,770	49,673,962
(Basic and diluted)

Columbia Laboratories Reports Third Quarter 2007 Financial Results
November 8, 2007

 COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets-
Cash and cash equivalents	$ 19,226,558	$ 25,270,377
Accounts receivable, net	4,079,304	2,445,318
Inventories	2,243,022	2,105,038
Prepaid expenses and other current assets	239,186	853,504
	25,788,070	30,674,237
Property and equipment, net	614,066	763,836
Intangible assets, net	30,120,970	32,865,556
Other assets	1,633,020	1,535,115
TOTAL ASSETS	$ 58,156,126	$ 65,838,744
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities-
Current portion of financing agreements	$ 3,829,484	$ 553,947
Accounts payable	2,925,640	3,586,770
Accrued expenses	3,310,557	3,123,092
Total current liabilities	10,065,681	7,263,809
Notes payable – long term note	26,951,333	25,299,135
Deferred revenue	3,760,351	4,182,648
Long-term portion of financing agreements	9,642,422	11,229,777
TOTAL LIABILITIES	50,419,787	47,975,369
Stockholders’ equity -
Preferred stock, $0.01 par value; 1,000,000 shares authorized:
Series B Convertible Preferred Stock, 130 shares issued and outstanding at
September 30, 2007 and December 31, 2006	1	1
Series C Convertible Preferred Stock,1,125 and 3,200 shares issued and outstanding at
September 30, 2007 and December 31, 2006	11	32
Series E Convertible Preferred Stock, 68,742 and 69,000 shares issued and outstanding
at September 30, 2007 and December 31, 2006	687	690
Common stock, $0.01 par value; 100,000,000 authorized: 51,470,401 and 49,694,213
shares issued at September 30, 2007 and December 31, 2006 respectively	514,704	469,942
Capital in excess of par value	223,190,328	221,887,945
Less cost of 12,000 and 6,000 treasury shares at
September 30, 2007 and December 31, 2006 respectively	(40,140)	(26,880)
Accumulated deficit	(216,137,217)	(204,694,399)
Accumulated other comprehensive income	207,965	199,044
TOTAL STOCKHOLDERS’ EQUITY	7,736,339	17,863,375
TOTAL LIABILITIES AND EQUITY	$ 58,156,126	$ 65,838,744